Oakridge Global Energy Solutions Adds Large Format Prismatic Manufacturing Capability

MELBOURNE, Fla.--(BUSINESS WIRE)--Oakridge Global Energy Solutions, Inc. (OTCQB: OGES), a cutting-edge technological leader in solid-state battery systems, purchased large format prismatic lithium ion manufacturing equipment with an estimated replacement value of more than $10,000,000 from Bren-Tronics on October 20, 2014.  This equipment has now been relocated to Melbourne, Florida and is ready for installation.  Oakridge is currently negotiating a lease for a 50,000 square foot building necessary to commence large scale production of the energy efficient, high energy Pro Series Lithium Phosphate Golf Car Battery Systems that were recently unveiled by Oakridge with great success at the PGA Show recently held in Orlando on January 21-23, 2015.

"We are very pleased that we were able to complete product development of our new Pro-Series batteries so quickly thanks to the preliminary operation of this equipment prior to its acquisition," said Steve Barber, Executive Chairman of Oakridge and Chief Investment Officer at Precept Asset Management. "We feel that this large format production equipment will aide us greatly in filling the many orders that we anticipate from the interest expressed at the product launch conducted at the PGA show."

Mr. Barber continued, "We were extremely encouraged by the reception the Pro-Series batteries received at the show from golf's leading industry experts and our Oakridge team is immediately following up on the momentum created. By adding this large format, high power manufacturing capacity opportunity to our existing capacity, we are now better positioned to continue our rapid growth in driving meaningful revenues in the very near term.”

Oakridge previously announced the purchase of this equipment.  For additional  information about the acquisition, please see the 8-K Current Report dated October 20, 2014, and filed with the Securities and Exchange Commission on November 28, 2014.

Oakridge Energy Technologies is a publicly traded company, listed as OGES on the OTCQB whose primary business is the development, manufacturing and marketing of energy storage products.

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Press Contacts:

Ben Jackson

ir@oakridgeenergytech.com

213.674.6700

Contacts

Oakridge Global Energy Solutions, Inc.

Ben Jackson, 213-674-6700

ir@oakridgeenergytech.com